UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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DOUBLE EAGLE PETROLEUM CO.
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DOUBLE EAGLE PETROLEUM CO.
1675 Broadway, Suite 2200
Denver, Colorado 80202
(303) 794-8445
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 28, 2009
To our stockholders:
The Annual Meeting of Stockholders of Double Eagle Petroleum Co., a Maryland corporation (the “Company”), will be held on May 28, 2009, at 10:00 A.M. (Mountain Daylight Time) at the offices of Patton Boggs, LLP., 1801 California St, Suite 4900, Denver, Colorado 80202, for the following purposes:
1.	To elect two directors to the Company’s Board of Directors; and

2.	To transact any other business that properly may come before the Annual Meeting or any adjournment thereof.
Only common stockholders of record at the close of business on April 13, 2009 are entitled to notice of, and to vote at, the Annual Meeting.
All common stockholders are extended a cordial invitation to attend the Annual Meeting.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to vote in one of these ways:
•	Via Internet — visit the website noted on your proxy card to vote via the Internet. To vote your shares, you must use the control number printed on your proxy/voting instructions card.

•	By telephone — call the toll-free telephone number on your proxy card to vote by phone. To vote your shares, you must use the control number printed on your proxy/voting instructions card.

•	By mail — fill in, sign and date the enclosed proxy card and return it promptly in the accompanying envelope (which requires no postage if mailed in the United States).
The person executing the proxy may revoke it at any time before the final vote at the meeting by filing with our Secretary an instrument of revocation, signing a new proxy card with a later date, voting on a later date via telephone or using the Internet (only your latest telephone or Internet proxy submitted prior to the meeting will be counted), or by electing to vote in person at the Annual Meeting.

By Order of the Board of Directors

Denver, Colorado	Carol A. Osborne
April 14, 2009	Corporate Secretary
The form of proxy is enclosed. To assure that your shares of common stock will be voted at the meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed, postage prepaid, addressed envelope. No additional postage is required if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders:
The Proxy Statement, Annual Report and Form 10-K are available at:
www.edocumentview.com/DBLE

ii

PROXY STATEMENT
DOUBLE EAGLE PETROLEUM CO.
1675 Broadway, Suite 2200
Denver, Colorado 80202
(303) 794-8445
ANNUAL MEETING OF STOCKHOLDERS
To be held May 28, 2009
GENERAL INFORMATION
The enclosed proxy is solicited by and on behalf of the management of Double Eagle Petroleum Co. (“Double Eagle”, the “Company”, “we”, “us” or “our”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 28, 2009, at 10:00 A.M. (Mountain Daylight Time) at the offices of Patton Boggs, LLP., 1801 California St., Suite 4900, Denver, Colorado 80202, and at any adjournment of the Annual Meeting. It is planned that this Proxy Statement and the accompanying proxy will be mailed to the Company’s common stockholders on or about April 28, 2009.
Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our proxy statement at www.edocumentview.com/DBLE, which does not have “cookies” that identify visitors to the site.
Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.
Any person executing the proxy may revoke it at any time before the final vote at the meeting by giving written notice of the revocation to our Secretary, signing a new proxy card with a later date, voting on a later date via telephone or using the Internet (only your latest telephone or Internet proxy submitted prior to the meeting will be counted), or by electing to vote in person at the Annual Meeting.
The cost of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to our common stockholders, will be borne by the Company. Solicitations will be made only by use of the mails, except that, if necessary, officers and regular employees of the Company may make solicitations of proxies by telephone or telegraph or by personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company’s common shares held of record by such persons, and the Company will reimburse them for their related charges and expenses. All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock, with each share entitled to one vote. Only common stockholders of record at the close of business on April 13, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On April 9, 2009, the Company had 9,233,756 shares of its common stock outstanding. Cumulative voting is not permitted in the election of directors or otherwise.
A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the stockholders. If sufficient votes for approval of the matters to be considered at the Annual Meeting have not been received prior to the meeting date, the Company may postpone or adjourn the Annual Meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement requests authority for the proxy holders, in their discretion, to vote the stockholders’ common shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting. Under the rules applicable to broker-dealers, the proposal for the election of a director is considered to be a routine matter upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. For such non-routine matters, the broker cannot vote either way and reports the number of such shares as “non-votes.” Because all matters to be voted upon at the Annual Meeting are considered routine matters under

Rule 452 of the New York Stock Exchange governing brokerage members and give brokers discretionary voting powers, there will not be any broker non-votes. Votes at the Annual Meeting of Stockholders will be counted by an inspector of election, who will be appointed by our Board of Directors or the chairman of the Annual Meeting.
Our Annual Report to stockholders, including financial statements for the fiscal year ended December 31, 2008, is being mailed to stockholders with this proxy statement, but that Annual Report does not constitute part of the proxy soliciting material.
AVAILABLE INFORMATION
Copies of the Annual Report are being sent to each stockholder with this proxy statement. Upon written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 to any stockholders of record, or to any stockholder who owns common stock listed in the name of a bank or broker as nominee, at the close of business on April 13, 2009. Any request for a copy of this report should be mailed to John Campbell, Investor Relations, Double Eagle Petroleum Co., 1675 Broadway, Suite 2200, Denver, Colorado, 80202. Stockholders may also receive copies of our reports filed with the Securities and Exchange Commission (“SEC”) by accessing the SEC’s website at http://www.sec.gov/.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors
The business and affairs of the Company are managed under the direction of our Board of Directors (the “Board”). Our Board currently has four members: Richard Dole (Chairman), Sigmund Balaban, Roy G. Cohee and Brent Hathaway. Currently, each director holds office until the expiration of his respective term and until the election and qualification of the director’s successor.
The Board of Directors met seven times during the fiscal year ended December 31, 2008 and each director attended 100% of the Board meetings. The Company does not have a formal policy regarding directors’ attendance at the Annual Meeting; however, all incumbent directors, as well as the nominee for election as director, are encouraged to attend. All incumbent directors attended the 2008 Annual Meeting held on May 29, 2008.
Director Independence
Each of our directors, except for Mr. Dole, qualifies as an “independent director” as defined under the published listing requirements of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with the Company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the Company with regard to each director’s business and personal activities as they may relate to Double Eagle and Double Eagle’s management. In addition, as required by NASDAQ rules, the Board determined that the members of the Audit Committee each qualify as “independent” under special standards established by NASDAQ and the SEC for members of audit committees.
Committees
The standing committees of the Board include the Audit Committee and the Compensation Committee, each consisting entirely of non-employee independent directors. The Board has not appointed a nominating committee. The Committees of the Board, including the members of each committee, are described below.
Audit Committee
     The Audit Committee provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Company. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company’s internal controls. In fulfilling its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers.
Each member of the Audit Committee is “financially literate” as required by NASDAQ rules. The Audit Committee also includes at least one member, Mr. Hathaway, who was determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and to meet the qualifications of “financial sophistication” in accordance with NASDAQ rules. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.
The Audit Committee met five times during the fiscal year ended December 31, 2008, and all members of the Audit Committee attended all of the meetings. The Audit Committee currently consists of Messrs. Hathaway (Chairman), Balaban and Cohee.
A copy of our Audit Committee’s report for the 2008 fiscal year can be found on page 4 of this proxy statement.
A copy of our Audit Committee charter is included on our website at http://www.dble.us/html/charter.htm The Audit Committee reviews and assesses the adequacy of the Audit Committee charter annually.
Compensation Committee
Our Compensation Committee carries out the responsibilities, and exercises the authority, of our Board with respect to matters relating to the compensation of executive officers and directors of the Company to the extent assigned by the Board. The Compensation Committee is generally responsible for:
o	reviewing and approving the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating his performance in light of those goals and objectives, and based on that evaluation, establishing his compensation;

o	reviewing and approving the compensation of the other executive officers of the Company;

o	reviewing and recommending new incentive-compensation and equity-based incentive plans and changes to existing plans to the Board for approval;

o	administering all short-term and long-term incentive compensation plans, including establishing annual performance goals for the executive officers, certifying achievement of performance goals and approving awards payable thereunder; and

o	reviewing and approving other compensation arrangements with officers of the Company.
Our Compensation Committee conducts an annual review of our compensation program. The Compensation Committee held five in-person or telephonic meetings during the fiscal year ended December 31, 2008 and all members of the Compensation Committee participated in the meetings. The Compensation Committee currently consists of Messrs, Cohee (Chairman), Balaban and Hathaway.
For a more detailed discussion of the processes employed by our Compensation Committee in determining executive officer compensation, as well as the role of our management in assisting the Committee, see “Executive Compensation Discussion and Analysis” beginning on page 8 of this proxy statement. A copy of the Compensation Committee charter is included as Appendix A to this proxy statement.
Compensation Committee Interlocks and Insider Participation
Currently Messrs. Cohee (Chairman), Balaban and Hathaway serve on the Company’s Compensation Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this proxy statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee of the Company. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.
Audit Committee Report
The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the unaudited financial statements included in the Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year ended December 31, 2008.
The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61, as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The Committee considered whether the auditors’ providing services on behalf of the Company other than audit services is compatible with maintaining the auditors’ independence.
The Committee discussed with the Company’s independent auditors the overall scope and plans for the audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Committee also selected the Company’s independent auditors.
The Audit Committee
Brent Hathaway (Chairman)
Sigmund Balaban
Roy G. Cohee
Employee Code of Business Conduct and Code of Ethics and Reporting of Accounting Concerns
We have adopted an Employee Code of Business Conduct and Ethics (the “Code of Conduct”). We require all employees to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interests.
The Code of Conduct includes a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial officers and executives. This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. The Code of Conduct can be found on our website at http://www.dble.us.

Further, we have established “whistle-blower procedures” which provide a process for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide substantial protections to employees who report company misconduct.
Shareholder Communications to the Board
Stockholders wishing to send communications to the Board may contact Richard Dole, Chairman of the Board, at our principal executive office address. All such communications shall be shared with the members of the Board, or if applicable, a specified committee or director.
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BENEFICIAL OWNERSHIP OF SECURITIES
The following table summarizes certain information as of April 1, 2009 with respect to the beneficial ownership of our common stock, $0.10 par value per share (the “Common Stock”), and of our Series A preferred stock, $0.10 par value per share (the “Preferred Stock”) (i) by our directors, (ii) by our named executive officers, (iii) by stockholders known by us to own 5% or more of our Common Stock or of our Preferred Stock, and (iv) by all executive officers and directors as a group. As of April 1, 2009, we had 9,233,756 shares of Common Stock and 1,610,000 shares of Preferred Stock issued and outstanding. Amounts shown for our Common Stock include options that are currently exercisable or options and restricted shares that may be become exercisable/vested within 60 days of April 1, 2009.

		As of April 1, 2009
				Percentage of
				Class
		Number of		Beneficially
Name and Address of Beneficial Owner	Class of Stock	Shares		Owned
Sigmund Balaban	Common Stock	11,423	(1)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Roy G. Cohee	Common Stock	51,099	(1) (2)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Brent Hathaway	Common Stock	4,458		*
1675 Broadway, Suite 2200 Denver, CO 80202

Richard Dole	Common Stock	58,562	(1) (3)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Kurtis S. Hooley	Common Stock	39,561	(4)	*
1675 Broadway, Suite 2200 Denver, CO 80202

D. Steven Degenfelder	Common Stock	132,812	(5)	1.4%
1675 Broadway, Suite 2200 Denver, CO 80202

Robert R. Reiner	Common Stock	29,996	(6)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Aubrey Harper	Common Stock	15,247	(7)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Carol Osborne	Common Stock	33,770	(8)	*
1675 Broadway, Suite 2200 Denver, CO 80202

Directors and Officers as a group		376,927	(1) - (8)	4.1%

Name and Address	Class of Stock	Number of Shares		Percentage of Class
Barclays Global Investors, NA.,	Common Stock	574,568	(9)	6.22%
400 Howard St San Francisco, CA 94105

First Trust Portfolios L.P.	Preferred Stock	120,000	(10)	7.50%
1001 Warrenville Road Lisle, Illinois 60532

*	Less than one percent.

(1)	Includes options held by each of Messrs Dole, Cohee and Balaban to purchase 5,000 shares of Common Stock for $16.21 per share that will expire on June 7, 2009.

(2)	Includes 1,000 shares held by Barbara Cohee, Mr. Cohee’s spouse.

(3)	Includes options held by Mr. Dole to purchase 21,778 shares of Common Stock for $14.81 per share that will expire September 4, 2015.

(4)	Includes options held by Mr. Hooley to purchase 8,000 shares of Common Stock for $20.43 per share that expire on March 12, 2012; 2,000 shares of Common Stock at $14.36 that expire July 15, 2013 and 10,694 shares of Common Stock for $14.81 per share that will expire September 4, 2015.

(5)	Includes options held by Mr. Degenfelder to purchase 24,000 shares of Common Stock for $14.00 per share that will expire in tranches of 6,000 shares of Common Stock on March 23, 2010, 2011 2012, and 2013, respectively; and 9,722 shares of Common Stock for $14.81 per share that will expire September 4, 2015.

(6)	Includes options held by Mr. Reiner to purchase 13,500 shares of Common Stock for $18.52 per share that will expire December 1, 2010; 2,000 shares of Common Stock at $14.36 that expire July 15, 2013; 1,000 shares of Common Stock at $13.25 per hares; and 7,494 shares of Common Stock for $14.81 per share that will expire September 4, 2015.

(7)	Includes options held by Mr. Harper to purchase 4,000 shares of Common Stock for $17.75 per share that will expire on October 15, 2013 and 7,494 shares of Common Stock for $14.81 per share that will expire September 4, 2015.

(8)	Includes options held by Ms. Osborne to purchase 16,000 shares of Common Stock for $14.00 per share that will expire in tranches of 4,000 shares of Common Stock on March 23, 2010, 2011, 2012 and 2013, respectively

(9)	Information obtained from a Schedule 13G dated February 5, 2009.

(10)	Information obtained from a Schedule 13G dated January 11, 2008. The shares are held in a closed end fund with First Trust Advisors as the Advisor and Stonebridge Advisors, LLC as the sub-advisor.
There are no shares of Common Stock or Preferred Stock pledged as security by any named executive officer, director, or director nominee.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock or Preferred Stock to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock, Preferred Stock or other equity securities. Based upon our review of the copies of reports furnished or otherwise available to the Company, the filing requirements were not met by Robert F. Reiner due to his inadvertent failure to timely file a Form 4 related to stock options granted in January 2008, however, such required report has since been filed with the SEC. Other than this event, we believe that during the fiscal year ended December 31, 2008, our officers, directors and holders of more than 10% of our outstanding Common Stock or Preferred Stock, as applicable, complied with all Section 16(a) filing requirements. In making these statements, we have relied upon the written representations of our directors and officers and review of all Section 16 filings with the SEC.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION
Compensation Committee Report
We have reviewed and discussed with management the Executive Compensation Discussion and Analysis provisions to be included in the Company’s 2009 Shareholder Meeting Schedule 14A Proxy Statement, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”). Based on our reviews and discussions with management, we recommend to the Board of Directors that the Executive Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement.
The Compensation Committee
Roy G. Cohee (Chairman)
Sigmund Balaban
Brent Hathaway
This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act unless the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Executive Compensation Discussion and Analysis
          Our executive compensation philosophy, policies and programs are developed and overseen by the Compensation Committee of the Board of Directors. The discussion below describes the Company’s philosophy and approach to determining executive compensation.
Compensation Philosophy
The goal of the Company’s compensation program is to compensate executives in a way that reinforces decisions and actions that will drive long-term sustainable growth, leading in turn to increased stockholder value. To achieve these goals, the Company must sponsor compensation programs sufficient to attract and retain highly qualified executives and to reward decisions and actions that advance the interests of the Company and its shareholders.
The Company believes the design of its total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. The Company also believes that total compensation for each executive should be commensurate with the achievement of specific short-term and long-term operational, financial and strategic objectives.
Compensation Determination Process
—	Role of Compensation Committee

The Compensation Committee approves compensation to all senior executives, including but not limited to, executive officers of the Company. Each year the Compensation Committee carefully determines the percentage mix of compensation instruments that it judges to be best suited to achieve maximum sustainable growth. This determination is not a mechanical process, and the members of the Compensation Committee use their respective judgment, experience and understanding of the Company’s strategic plan in determining the mix of compensation for each named executive officer (“NEO”).

The Compensation Committee also reviews and recommends the elements of the compensation program offered to the Company’s outside directors.

The Committee’s chair works with management to establish meeting agendas. The Committee receives and reviews materials in advance of each meeting including information that management believes will be helpful to the Committee as well as information that the Committee has specifically requested from management or from its external advisors or consultants.

—	Role of Management

In the first quarter of each year, our executive management team, which typically includes our CEO, CFO and Vice Presidents, evaluates each NEO’s performance for the prior year in light of individual objectives set during the prior year’s evaluation process. Such evaluations are relied upon to a large extent by the Compensation Committee in determining executive compensation.

The CEO develops recommendations regarding adjustments to the compensation of the Company’s NEOs and presents them to the Committee for its consideration. With the Committee’s consent, the CEO may request the assistance of the Committee’s external consultants or advisors in the preparation of materials that will be presented to the Committee.

—	Role of External Consultant(s)

In 2008, the Compensation Committee retained BDO Seidman, LLC (“BDO”) to provide market data on several aspects of executive compensation, primarily in the oil and gas industry. BDO:
o	Conducted a benchmarking analysis for compensation (base salary, short-term incentives, long-term incentives) provided to Double Eagle’s NEOs and other senior executive positions

o	Conducted a benchmarking analysis for compensation provided to Double Eagle’s Board of Directors

o	Provided data on prevalent provisions included in a change-in-control contract for the CEO position

o	Provided data on prevalent ownership amounts held by various officer positions and directors

o	Provided guidance on the structure and size of equity awards granted to the NEOs.
—	Market Data The market data used in BDO’s analysis were from both published surveys and proxy statements, as described below.
o	Proxy Data: BDO analyzed compensation provided to the top positions at the following publicly-traded exploration and production companies:

Abraxas Petroleum	Kodiak Oil
American Oil and Gas	Pinnacle Gas Resources
Approach Resources	PrimeEnergy
Brigham Exploration	Quest Resource Corporation
Contango Oil & Gas	Storm Cat Energy Corp
Credo Petroleum Corp	Teton Energy Corp
Dune Energy	TXCO Resources
FX Energy Inc	Warren Resources Inc.
Gasco Energy	Westside Energy Corp.
GMX Resources Inc.
These companies were selected in consultation with management. The median revenue and market capitalization of this peer group approximates those of Double Eagle. Additionally, the majority of these companies have operations in the Rocky Mountains and/or Texas.

o	Survey Data: the survey data used to benchmark compensation were from the 2008 Economic Research Institute (“ERI”) and Mercer’s 2007 U.S. Energy Compensation Survey. Data extracted were from the exploration/production industry and were regressed to the appropriate revenue responsibility of each position benchmarked.
—	Executive Compensation Policies

Management and the Compensation Committee take steps to ensure that the release of material non-public information is not made for the purpose of affecting the value of our executive compensation. In addition, management and the Compensation Committee take steps to prevent the issuance of any stock option grants to our current or new employees in coordination with the release of any material non-public information.

—	Tax Considerations

None of our employees receives compensation greater than $1 million so while we consider performance-based compensation to be an important element of our compensation program, it has not become necessary to consider the requirements of Section 162(m) of the Internal Revenue Code, when making compensation decisions.
Components of the Compensation and Benefits Programs
The components of our compensation and benefits programs are described on the following pages. In making compensation decisions for each NEO, our Compensation Committee considered the timing of the appointment of each NEO to his current role at Double Eagle. In particular, the Compensation Committee considered the following:
On December 31, 2007, Stephen Hollis resigned from his position as CEO and Chairman. Double Eagle’s subsequent and current CEO, Richard Dole, assumed his position effective September 1, 2008. In the time period between Mr. Hollis’ resignation and Mr. Dole’s appointment to the CEO position, Double Eagle was managed by its senior executives under the guidance of Mr. Dole in his capacity as non-executive Chairman of the Board. Mr. Dole received a payment of $145,000 on September 1, 2008 as compensation for his extensive work guiding Double Eagle during the first eight months of 2008.
Kurtis Hooley became Chief Financial Officer on December 31, 2007.
Robert F. Reiner became Vice President, Operations, on January 15, 2008.
Aubrey Harper became Vice President, Midstream Assets, on April 15, 2008.
D. Steven Degenfelder, Senior Vice President, Exploration and New Ventures, has served in his current position, or similar position, since 1998.
—	Base Salary

Individual base salaries are determined based on a subjective evaluation considering market data, the NEO’s individual performance, the NEO’s contributions to the strategic direction of the Company for the prior year and the length of time the NEO has been in the position. The Compensation Committee then reviews base compensation for all NEOs, and sets performance guidelines for the following year. Any adjustments to base compensation reflect each NEO’s contribution to the performance of the Company, competitive market data, affordability and current salary levels, as appropriate.

Salaries provided to NEOs were increased as of September 1, 2008 as follows:
o	Richard Dole: $300,000 (became CEO effective September 1, 2008)

o	Kurtis Hooley: $200,000 to $220,000

o	D. Steven Degenfelder: $170,000 to $200,000

o	Aubrey Harper: $165,000 to $185,000

o	Robert Reiner: $165,000 to $185,000
These salaries were approved based on the Committee’s understanding of the competitive markets in which the Company competes and, in particular, in recognition of each individual’s performance and dedication during a challenging transition period until a new CEO was appointed. The Committee believes that salaries at these levels will be sufficient to allow the Company to remain competitive for the foreseeable future.

—	Annual Compensation

NEOs may be awarded discretionary cash and/or non-cash bonuses (including any combination of cash and non-cash components) from time to time as approved by the Compensation Committee of the Board of Directors or by the Board of Directors directly. Bonus awards, if any, are based on the financial performance of the Company and the NEO’s individual performance during the year. In determining whether to grant cash bonus awards, the Compensation Committee places emphasis first upon the financial performance of the Company, including the financial condition and financial outlook of the Company, and secondarily upon individual performance.

Financial performance is assessed at the end of each year by the Compensation Committee, based upon actual business results versus predetermined business objectives. The financial performance of the Company is measured at the corporate level or at a combination of corporate and/or operations levels, as appropriate, depending on the NEO’s responsibilities and may consider measures such as finding and development costs, reserve replacement ratios, production and net income. In addition, the Compensation Committee considers the financial condition and outlook of the Company, taking into consideration, among other things, the economy and the market related to the oil and gas industry.

Individual performance, which is determined during the evaluation process described in “Base Salary” above, is based on actual performance of the individual versus preset objectives. The Compensation Committee may also take into account additional considerations that are deemed fundamental to the strategic success of the enterprise.

The employment agreements implemented in September 2008 specified each NEO’s annual cash bonus targets as a percentage of each NEO’s salary as follows:
o	Richard Dole: 0-63%

o	Kurtis Hooley: 0-40%

o	D. Steven Degenfelder: 0-40%

o	Aubrey Harper: 0-35%

o	Robert Reiner: 0-35%
In March 2009, bonuses were paid to the NEOs for fiscal year 2008 performance as follows:
o	Richard Dole: $65,000, which was 22% of his annual salary rate and 65% of his prorated salary

o	Kurtis Hooley: $60,000, which was 29% of his 2008 salary

o	D. Steven Degenfelder: $55,000, which was 31% of his 2008 salary

o	Aubrey Harper: $15,000, which was 12% of his prorated 2008 salary

o	Robert Reiner: $10,000, which was 6% of his 2008 salary
These bonuses were paid in cash and stock (with immediate vesting) as follows:
o	Richard Dole: 25% cash, 75% stock, or $16,250 and 14,009 shares

o	Kurtis Hooley: 30% cash, 70% stock, or $18,000 and 12,069 shares

o	D. Steven Degenfelder: 50% cash, 50% stock, or $27,500 and 7,902 shares

o	Aubrey Harper: 50% cash, 50% stock, or $7,500 and 2,155 shares

o	Robert Reiner: 50% cash, 50% stock, or $5,000 and 1,437 shares
Based on its understanding of the market and in consultation with its external consultant, the Committee concluded that bonuses paid in 2008 for fiscal year 2007 performance were considerably below market median practice. The bonuses paid in 2009 for fiscal year 2008 performance were generally below the target levels that the Committee had set at what it believed to be the market 50th percentile, but reflective of what the Committee believed to be excellent overall Company performance in a very challenging operating environment, including record production, revenue, and earnings per share.

Due to the current economy and the Committee’s desire to increase the NEO’s stock ownership, the Committee elected to pay a percentage of the 2008 bonuses in common shares of the Company. As described above, the Committee believes that if NEOs have significant share holdings, their focus and their decisions will be consistent with those of the Company’s stockholders and directed toward long-term and sustainable improvements in the long-term market value of the Company. The allocation between cash and stock in the case of each individual NEO was based on the CEO’s recommendation and the Committee’s judgment regarding an appropriate allocation given each individual’s role in the organization.

—	Long-Term Incentive Compensation

Long-term incentives are an important element of our total compensation program because they create a focus on value creation that benefits the long-term value of our shareholders. Additionally, long-term incentives serve as an important retention tool for attracting and retaining top talent.

We provide long-term incentive compensation to our NEOs in the form of restricted stock and stock options. Grant levels are determined based on industry and market practice, Company performance, individual performance, individual potential and the NEO’s level of responsibility. The Compensation Committee also considers past grants, the NEO’s time in his current position and any change in responsibility are also considered.

Stock incentives are generally granted to newly hired or appointed NEOs on or shortly after his/her hiring or appointment date. Stock options granted to our NEOs are issued at an exercise price equal to the closing market price of the Company’s common stock on the grant date. All equity granted generally vests over a defined time period, which is typically less than three years.

On January 15, 2008, Kurtis Hooley was granted options to purchase 10,000 shares of Common Stock under the 2002 Stock Option Plan and was awarded 1,045 restricted shares of Common Stock under the 2007 Stock Incentive Plan. On the same date, D. Steven Degenfelder was awarded 1,045 restricted shares of Common Stock under the 2007 Stock Incentive Plan and Robert Reiner was granted options to purchase 10,000 shares of Common Stock under the 2002 Stock Option Plan. The market value and exercise price of the options on this date was $14.36 per share.

On January 24, 2008, Robert Reiner was granted 1,132 restricted shares of Common Stock and options to purchase 5,000 shares of Common Stock under the 2007 Stock Incentive Plan. The market value and exercise price of the options on this date was $13.25 per share.

On April 15, 2008, Aubrey Harper was granted options to purchase 20,000 shares of Common Stock under the 2003 Stock Option Plan. The market value and exercise price of the options on this date was $17.75 per share.

All of the stock options described above expire five and one-half years after grant and vest 20% on each of the first, second, third, fourth and fifth anniversary of the grant. One-third of the restricted shares vest on each of the first, second and third anniversary of the grant.

After a review of the market analysis prepared by BDO, the Committee concluded that the value of prior year grants to the Company’s NEOs was not sufficient enough to allow the total value of our overall compensation program to be competitive with the companies with which we compete for executive talent nor was the prior approach to equity grants sufficient to achieve the level of ownership the Committee believed to be necessary to reward management for making substantive progress toward achieving the Company’s strategic goals and promoting long-term shareholder value. Therefore, on September 4, 2008, the Committee approved the following grants of equity to our NEOs:

	# of Stock Options (1)	# of Restricted Shares (2)
Richard Dole	108,882	40,837
Kurtis Hooley	53,469	20,054
D. Steven Degenfelder	48,608	18,231
Aubrey Harper	37,469	14,053
Robert Reiner	37,469	14,053

(1)	All of the stock option grants on September 4, 2008 were granted under the 2003 Stock Incentive Plan, with the exception of Mr. Dole’s grant, which was done under the 2007 Stock Incentive Plan.

(2)	All of the stock award grants on September 4, 2008 were granted under the 2007 Stock Incentive Plan.
It is the Committee’s intention that these equity awards, in combination with employment agreements implemented in September 2008 will result in a stable and dedicated management team that will be the cornerstone of a focused and deliberate strategic plan to progressively improve performance and enterprise value for years to come. Stock option awards vested 20% on December 31, 2008 with an additional 20% vesting on December 31 of each of the following four years. The exercise price of the stock options is $14.81, which was the closing price of Double Eagle’s stock on the grant date. The stock options have a term of seven years, which the Committee believes reflects a more reasonable expectation of the period over which executives might expect to realize the full potential of the awards and which the Committee’s external consultant has advised is consistent with conventional norms. The restricted shares vested 20% on December 31, 2008, with an additional 20% vesting on December 31, of each of the four following years.

—	Simplified Employee Pension Plan

We maintain a tax-qualified Simplified Employee Pension Plan covering substantially all employees meeting minimum eligibility requirements. Contributions made by the Company are determined solely at management’s discretion, and are currently equal to 10% of the employee’s base pay once the employee has reached one year of service with the company. During the 2008 fiscal year, the Company made aggregate contributions to the accounts of the NEO’s in the amount of $55,584, which is included as part of “All Other Compensation” in the Summary Compensation Table on page 14 of this proxy. The Company has no other deferred compensation or pension plans.

—	Perquisites We provide minimal perquisites to our NEOs; the aggregate perquisite value provided to each NEO is less than $10,000.
Other Program Features
—	Stock ownership

We do not currently maintain stock ownership guidelines for our directors or executives, however, the Compensation Committee believes that stock ownership by the NEO’s and other executives is important to aligning management with the Company’s stockholder interests. Thus, the Committee strongly encourages employees to invest in the Company’s stock. The number of shares of our common stock beneficially owned by our NEOs is shown above under “Beneficial Ownership of Securities”.

—	Employment contracts To establish and retain a cadre of executive management of the high caliber, the Company entered into Employment Agreements as described below.

On May 7, 2008, the Company entered into Employment Agreements with Mr. Kurtis Hooley, currently Senior Vice President and Chief Financial Officer; Mr. D. Steven Degenfelder, currently Senior Vice President of Exploration and New Ventures; and Mr. Robert Reiner, currently Vice President of Operations. Additionally, on June 23, 2008 the Company entered into an Employment Agreement with Mr. Aubrey Harper, Vice President — Midstream Assets of the Company and President of Eastern Washakie Midstream, LLC, a wholly-owned subsidiary of the Company. These four Employment Agreements:
o	Were effective for a term of one year and automatically renewed for successive one-year periods unless terminated by the NEO or the Company

o	Specified the base salary that would be paid to each NEO

o	Specified severance payments each NEO would receive under various termination scenarios, including termination following a change-in-control of the company
These Employment Agreements were subsequently cancelled and replaced with new Employment Agreements that are in effect from September 1, 2008 through December 31, 2009.

On September 8, 2008, the Company entered into an Employment Agreement with Richard Dole in connection with his appointment as Chief Executive Officer. Mr. Dole’s Employment Agreement is in effect from September 1, 2008 through December 31, 2010.

The five Employment Agreements implemented in September 2008:
o	Automatically renew for successive one-year periods following the initial December 31 termination date unless terminated by the NEO or the Company with sufficient notice

o	Specify the base salary that will be paid to each NEO

o	Specify the target annual cash bonus for each NEO

o	Specify restricted stock and stock option grants provided to each NEO upon execution of the Employment Agreement (as described above), and

o	Specify severance payments each NEO will receive under various termination scenarios, including termination following a change-in-control of the Company as described in the Potential Payments on Termination or Change in Control Table

The following table sets forth in summary form the compensation earned during the years ended December 31, 2006, 2007, and 2008 by our Chief Executive Officer, our Chief Financial Officer, and up to three additional most highly compensated executive officers, each of whom had total compensation (as defined by the SEC) exceeding $100,000. The individuals named in the following table are referred to collectively as the “Named Executive Officers” or the “NEOs.” We do not have any non-equity incentive plans, pension plans or nonqualified deferred compensation plans for the past three fiscal years. Therefore, we have not included columns for non-equity incentive plans, changes in pension value, or changes in nonqualified deferred compensation earnings in the table below. For additional information concerning the compensation paid to our NEOs, see “Executive Compensation Discussion and Analysis” above.
Summary Compensation Table

					Stock	Option	All Other
Name and Principal Position			Base Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (5)		Total
Richard D. Dole, Chief	2008	(3)	$267,500	$65,000	$144,912 (4)	$120,896	$—		$598,308
Executive Officer

Kurtis S. Hooley, Chief	2008		$206,667	$60,000	$61,614	$102,780	$20,667		$451,728
Financial Officer	2007	(6)	$169,653	$25,000	$—	$31,754	$—		$226,407

D. Steven Degenfelder, Senior	2008		$178,750	$55,000	$56,484	$93,881	$18,627	(7)	$402,742
Vice President, Exploration	2007		$153,750	$25,000	$—	$37,415	$16,050		$232,215
and New Ventures	2006		$136,667	$15,000	$—	$37,415	$13,500		$202,582

Aubrey Harper	2008	(8)	$123,229	$15,000	$39,544	$62,573	$—		$240,346
VP of Eastern Washakie

Robert F. Reiner	2008	(9)	$170,417	$10,000	$44,725	$101,945	$18,412	(10)	$345,499
VP of Operations

(1)	The 2008 Bonus was paid on March 10, 2009, and comprised of both cash and restricted stock, which vested on the date of grant. Mr. Dole received 14,009 shares and $16,250; Mr. Hooley received 12,069 shares and $18,000; Mr. Degenfelder received 7,902 shares and $27,500; Mr. Harper received 2,155 shares and $7,500; and Mr. Reiner received 1,437 shares and $5,000. The 2007 and 2006 bonus amounts were paid in cash. Refer to page 11 of this proxy statement for additional discussion of the annual bonus compensation.

(2)	Compensation cost for stock and option awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings, pursuant to SFAS 123R.

(3)	Mr. Dole was appointed as the Company’s Chief Executive Officer effective September 1, 2008, as reported on the Company’s Form 8-K filed September 9, 2008. Prior to this date, he served as a non-employee director of the Company. Compensation earned as a non-executive director totaling $167,500 is included in the above table and is also included in the Director Compensation Table on page 22. Included under Base Salary in the above table is $100,000 of salary paid for services as Chief Executive Officer of the Company; $22,500 of retainers paid for services as a non-employee director and Chairman of the Audit Committee; and $145,000 of compensation to Mr. Dole for extensive services he performed while serving on our Board during the eight months of 2008, when the Company operated without a Chief Executive Officer. Beginning September 1, 2008 Mr. Dole no longer receives any additional compensation for service on the Board.

(4)	The amount listed as stock awards for Mr. Dole includes $30,000 related to stock awards granted to Mr. Dole for services performed as a non-executive director, and $114,912 related to stock awards that were granted to Mr. Dole, while serving as Chief Executive Officer.

(5)	Unless otherwise noted, the other compensation is solely comprised of the Company contribution to the Simplified Employee Pension Plan. See discussion of this plan on page 13.

(6)	Mr. Hooley was appointed as the Company’s Chief Financial Officer effective December 31, 2007, as reported on the Company’s Form 8-K filed December 11, 2007.

(7)	Includes $17,875 of contributions to the Simplified Employee Pension Plan and $752 for personal use of a Company vehicle.

(8)	Mr. Harper was appointed as Vice President, Midstream Assets effective April 15, 2008 as reported on the Company’s Form 8-K filed April 2, 2008.

(9)	Mr. Reiner was appointed as Vice President, Operations, effective January 15, 2008 as reported on the Company’s Form 8-K filed January 17, 2008.

(10)	Includes $17,042 of contributions to the Simplified Employee Pension Plan and $1,370 for personal use of a Company vehicle.
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The following table sets forth information concerning grants of plan-based awards provided to each NEO during the fiscal year ended December 31, 2008. For further discussion regarding our stock based compensation plans, refer to Note 7 in the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We do not have non-equity incentive plans. Therefore, we have not included the columns for those types of plans in the table below. For additional information concerning the compensation paid to our NEOs, including grants of equity awards, see “Executive Compensation Discussion and Analysis” above.
Grants of Plan-Based Awards Table

						Exercise or
		Stock Awards:		Stock Options:		Base Price of
		Number of Shares		Number of Securities		Option	Full Grant Date
Name of Executive	Grant Date	of Stock		Underlying Options		Awards	Fair Value (1)
Richard Dole (6)	7/1/2008	1,642	(2)				$30,000
	9/4/2008			108,882	(5)	$14.81	$604,479
	9/4/2008	40,837	(3)				$574,560

Kurtis Hooley	1/15/2008			10,000	(6)	14.36	$49,545
	1/15/2008	1,045	(4)				$14,256
	9/4/2008			53,469	(5)	14.81	$296,842
	9/4/2008	20,054	(3)				$282,150

D. Steven Degenfelder	1/15/2008	1,045	(4)				$14,256
	9/4/2008			48,608	(5)	14.81	$269,857
	9/4/2008	18,231	(3)				$256,500

Robert Reiner	1/15/2008			10,000	(6)	14.36	$49,545
	1/24/2008	1,132	(4)				$14,249
	1/24/2008			5,000	(6)	13.25	$22,594
	9/4/2008			37,469	(5)	14.81	$208,014
	9/4/2008	14,053	(3)				$197,719

Aubrey Harper	4/15/2008			20,000	(6)	17.75	$118,831
	9/4/2008			37,469	(5)	14.81	$208,014
	9/4/2008	14,053	(3)				$197,719

(1)	The grant date fair value of each award is calculated consistent with our application of FAS 123(R) as described in Note 7 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The January 15, 2008, January 24, 2008, July 1, 2008 and September 4, 2008 stock award grants were valued based on a grant date fair value per share of $14.36, $13.25, $18.27 and $14.81, respectively. Any actual amount realized from these awards by the recipients may be more or less than the amount stated here. These awards are discussed further under the heading “Long-Term Incentives Program” in our Compensation Discussion and Analysis.

(2)	Grant was made to Mr. Dole for services he performed while serving as a non-employee director of the Company. The awards vested on the date of the grant. This amount is also included in the Director Compensation Table on page 22.

(3)	One-fifth of the underlying shares vested on December 31, 2008, and the remaining shares vest on December 31, 2009, 2010, 2011, and 2012.

(4)	Shares vest in three equal annual installments beginning on year from the date of grant and each year thereafter.

(5)	One-fifth of the underlying shares vested on December 31, 2008, and the remaining shares vest on December 31, 2009, 2010, 2011, and 2012. All options expire on September 4, 2015.

(6)	Shares vest in five equal annual installments beginning on year from the date of grant and each year thereafter. All options expire six months after vesting.

The following table sets forth information concerning the current status and value of individual grants of equity to the Company’s NEOs as of December 31, 2008. For further discussion regarding our stock-based compensation plans, refer to Note 7 in the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Outstanding Equity Awards at Fiscal Year End Table

	Option Awards						Stock Awards
			Number of	Number of						Market Value
			Securities	Securities					Number of	of Shares or
			Underlying	Underlying					Shares or	Units of Stock
	Option		Unexercised	Unexercised	Option	Option	Stock		Units of Stock	That Have
Name of Executive and	Grant Date		Options	Options	Exercise	Expiration	Award		That Have Not	Not Vested
Principal Position	(2)		Exercisable	Unexercisable	Price	Date	Grant Date		Vested	(1)
Richard D. Dole	6/7/2006		5,000		$16.21	6/7/2009
Chief Executive Officer	9/4/2008	(3)	21,776	87,106	$14.81	9/4/2015
							9/4/2008	(3)	32,670	$229,343

Kurtis S. Hooley	9/1/2006		8,000	12,000	$20.43
Chief Financial Officer	1/15/2008		—	10,000	$14.36	7/15/2013
	9/4/2008	(3)	10,694	42,775	$14.81	9/4/2015
							1/15/2008	(5)	1,045	$7,336
							9/4/2008	(3)	16,043	$112,622

D. Steven Degenfelder	3/23/2004	(4)	24,000	6,000	$14.00	(3)
Senior VP, Exploration	9/4/2008	(3)	9,722	38,886	$14.81	9/4/2015
and New Ventures							1/15/2008	(5)	1,045	$7,336
							9/4/2008	(3)	14,585	$102,387

Aubrey Harper	4/15/2008			20,000	$17.75	10/15/2013
Vice President,	9/4/2008	(3)	7,494	29,975	$14.81	9/4/2015
Midstream Assets							9/4/2008	(3)	11,242	$78,919

Robert F. Reiner	6/14/2005		13,500	10,000	$18.52	12/14/2010
Vice President,	1/15/2008			10,000	$14.36	7/15/2013
Operations	1/24/2008			5,000	$13.25	7/24/2013
	9/4/2008	(3)	7,494	29,975	$14.81	9/4/2015
							1/24/2008	(5)	1,132	$7,947
							9/4/2008	(3)	11,242	$78,919

(1)	The market value of the outstanding stock awards represents the product of the closing prices of the Company stock as of December 31, 2008, which was $7.02, and the number of shares underlying each such award.

(2)	Unless otherwise noted, shares vest in five equal annual installments beginning on year from the date of grant and each year thereafter.

(3)	Shares vest in five equal annual installments beginning on December 31, 2008 and each December 31 thereafter.

(4)	Mr. Degenfelder’s stock options granted on March 23, 2004 vest in five equal annual installments beginning on year from the date of grant and each year thereafter. Degenfelder’s vested stock options will expire and terminate on the fifth anniversary of the date it first became exercisable.

(5)	Shares vest in three equal annual installments beginning on year from the date of grant and each year thereafter.
During the year ended December 31, 2008, there were no material modifications made, nor were there any performance or market conditions applicable to any outstanding option agreements held by our NEOs.

The following table sets forth information concerning stock options exercised and restricted stock that vested for each NEO during the fiscal year ended December 31, 2008. For further discussion regarding our stock based compensation plans, refer to Note 7 in the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired on	Recognized on	Shares Acquired	Recognized on
Name of Executive	Exercise	exercise (1)	on Vesting	Vesting (2)
Dole	5,000	$6,400	9,809 (3)	$87,332

Hooley	—	—	4,011	28,157

Degenfelder	—	—	3,646	25,595

Reiner	—	—	2,811	19,733

Harper	—	—	2,811	19,733

(1)	The amounts in this column represent the value, net of their exercise price, of the shares acquired on exercise of the options, reported on a before-tax basis. The amount received on any later sale of these shares may be more or less than the amount noted here.

(2)	The amounts in this column represent the value of the vested shares on the date of vesting, reported on a before-tax basis. The amount received on any later sale of these shares may be more or less than the amount noted here.

(3)	Includes 1,642 shares, valued at $30,000, acquired upon vesting on July 1, 2008 for services he performed while serving as a non-employee director of the Company. Mr. Dole was appointed as Chief Executive Officer of the Company effective September 1, 2008. These shares are included in Mr. Dole’s compensation in the Summary Compensation Table on page 14 and Director Compensation Table on page 22.
Potential Payments Upon Termination or Change in Control

Each NEO is entitled to receive severance compensation and benefits under various termination scenarios as detailed in each NEO’s Employment Agreement and summarized below.
In the scenarios described below, “Date of Termination” is defined as (a) if the NEO’s employment is terminated by the NEO’s death, the date of the NEO’s death; (b) if the NEO’s employment is terminated because of the NEO’s disability, the disability effective date; (c) if the NEO’s employment is terminated by the Company (or applicable affiliated company) for cause, the date on which the notice of termination is given; and (d) if the NEO’s employment is terminated for any other reason, including the resignation by the NEO’s, the date specified in the notice of termination, which date shall in no event be earlier than the date such notice is given.
—	Terminates Without “Cause” or for “Good Reason” (Before a Change-in-Control)

Upon the termination without “cause” by the Company or for “good reason” by the NEO, each NEO will be entitled to receive his/her base salary and continuing health care benefits starting on the date of the expiration of his/her employment agreement or the date of termination of his/her employment agreement for the following periods of time: Dole – eighteen months, Hooley – twelve months, Degenfelder, Harper, Reiner – six months.

“Cause” is defined as:

o	Any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by the NEO;

o	Malfeasance, poor performance as to core or delegated job assignments, in the opinion of the Board of Directors, or insubordination by the NEO in the conduct of his duties.

o	Failure to observe or strictly adhere to all of the Company policies put into effect and/or amended from time to time;

o	Abandonment by the NEO of his job duties or repeated absences from the Company-directed tasks which are not otherwise excused by the Company;

o	Competing with the Company or otherwise diverting away from the Company business opportunities intended for the Company or which could reasonably benefit the Company’s core business;

o	Other material breach of this Agreement by the NEO that remains uncured for a period of at least thirty days following written notice from the Company to the NEO of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach; or

o	Conviction of the NEO or the entry of a plea of nolo contendere or equivalent plea of a felony in a court of competent jurisdiction, or any other crime or offense involving moral turpitude.

“Good reason” is defined as:

o	a material breach of the employment agreement by the Company, which breach is not cured within 60 days after written notice by the NEO to the Company of the breach; or

o	a material change in reporting location not agreed to by the NEO; or

o	a material reduction in responsibilities or base salary of the NEO.

—	Terminates Without “Cause” or for “Good Reason” (After a Change-in-Control)

In the event of a Change in Control (as defined below), and the NEO is terminated without “cause” during the 12-month period following a Change in Control, or the NEO terminates his/her employment for “good reason” during the 12-month period following the Change in Control, then he/she shall be entitled to benefits in the form of a lump sum payment in the amount equal to his/her base salary and benefits (not including grants of common stock, options or other equity) as follows: Dole – for a period equal to thirty-six months plus 100% of the total amount of cash bonuses granted to him during the thirty-six months preceding the Change in Control; Hooley – for a period equal to eighteen months plus 50% of the total amount of cash bonuses granted to him during the thirty-six months preceding the Change in Control; and Degenfelder, Harper, Reiner – for a period equal to twelve months plus 50% of the total amount of cash bonuses granted to him during the twenty-four months preceding the Change in Control. Additionally, all of Employee’s issued but unexercised or unvested stock options and restricted stock grants shall become fully vested, and the unvested stock options shall become exercisable and shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the options or shares were issued to Employee.

A “Change in Control” is defined as the occurrence of any of the following events:
i.	If any one person, or more than one person acting as a group (as defined in Code Section 409A and Internal Revenue Service (“IRS”) guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the common stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Company (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in such Company remains outstanding after the transaction;

ii.	If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing 30% or more of the total voting power of the common stock of the Company;

iii.	If a majority of members on the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Company is a majority shareholder; or

iv.	If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
—	Dies or Becomes Disabled

Upon the death or long-term disability of any NEO, the NEO (or his heirs in the case of death) will be entitled to receive his/her base salary and benefits as defined in his/her employment agreement for a period of six months from the date of termination. All issued but unexercised or unvested stock options and restricted stock grants shall become fully vested and exercisable upon the NEO’s death or the termination of this Agreement due to the NEO’s long-term disability and the stock options shall remain exercisable until they are exercised or expire per the terms of the option plan and/or agreement under which the option or shares were issued to the NEO.

“Disability” is defined as the absence of the NEO from the NEO’s duties hereunder the employment agreement on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of the incapacity of the NEO, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness of the NEO.
The following table details the compensation and benefits received by each NEO in the event of termination on December 31, 2008 under various scenarios.

Termination Without Cause or Quit for Good Reason
Before Change in
NEO	Control	After Change in Control	Dies or Becomes Disabled
Dole	18 months salary and health care benefits	36 months salary and benefits + 100% of any cash bonuses paid in prior 36 months; accelerated vesting of unvested equity	Salary and benefits for 6 months; accelerated vesting of unvested equity

Hooley	12 months salary and health care benefits	18 months salary and benefits + 50% of any cash bonuses paid in prior 36 months; accelerated vesting of unvested equity	Salary and benefits for 6 months; accelerated vesting of unvested equity

Degenfelder, Harper, Reiner	6 months salary and health care benefits	12 months salary and benefits + 50% of any cash bonuses paid in prior 24 months; accelerated vesting of unvested equity	Salary and benefits for 6 months; accelerated vesting of unvested equity

Potential Payments Upon Termination or Change in Control Table

	Before Change in Control	After Change in Control
	Termination w/o cause	Termination w/o cause	Voluntary, other
	or quit for good reason	or quit for good reason	than good reason	Death	Disability
Richard Dole Cash Severance	$450,000	$900,000	$—	$150,000	$150,000
Equity Award Acceleration (1)	—	229,343	—	229,343	229,343
Benefits Continuation	(2)	(2)	—	(2)	(2)

Kurtis Hooley Cash Severance	$220,000	$348,125	$—	$110,000	$110,000
Equity Award Acceleration (1)	—	119,958	—	119,958	119,958
Benefits Continuation	7,969	44,953	—	14,984	14,984

Steven Degenfelder Cash Severance	$100,000	$220,000	$—	$100,000	$100,000
Equity Award Acceleration (1)	—	109,723	—	109,723	109,723
Benefits Continuation	5,512	31,025	—	15,512	15,512

Robert Reiner Cash Severance	$92,500	$196,250	$—	$92,500	$92,500
Equity Award Acceleration (1)	—	86,866	—	86,866	86,866
Benefits Continuation	3,984	26,469	—	13,984	13,984

Aubrey Harper Cash Severance	$92,500	$192,500	$—	$92,500	$92,500
Equity Award Acceleration (1)	—	78,919	—	78,919	78,919
Benefits Continuation	3,984	26,469	—	13,984	13,984

(1)	Based on the December 31, 2008 closing price of Double Eagle common stock of $7.02 per share.

(2)	As of December 31, 2008 Mr. Dole was not participating in the Company’s health benefit program, and therefore the Company would incur no cost related to benefit continuation.
DIRECTOR COMPENSATION
The results of the aforementioned benchmarking analysis indicated that our director compensation program not competitive and compensated directors at less than 25th percentile of the market data. Therefore, the Compensation Committee revised its director compensation program as follows:
—	The aggregate compensation provided to each non-employee director for board service was increased from $60,000 to $100,000. The payments are made in four equal installments occurring on the first business day of each quarter.

—	Each non-employee director must receive at least half of this compensation in restricted stock, but may elect in 10% intervals to receive up to 100% of the compensation in stock; the remainder is paid in cash on the first business day of each fiscal quarter.

—	The restricted stock vests 25% upon grant and 25% vest on the first business day of each fiscal quarter.

—	The number of restricted shares granted is based on the market price for the Company’s common stock at the date of grant.

—	The Chairs of the Compensation and Audit Committees will receive additional annual retainers of $10,000 and $15,000, respectively. The payments are made in four equal installments occurring on the first business day of each quarter.
On October 1, 2008 each non-employee director elected to receive his subsequent compensation as follows:
—	Balaban – 50% cash, 50% stock

—	Cohee – 30% cash, 70% stock

—	Hathaway – 20% cash, 80% stock

The changes were effective on October 1, 2008 and were prorated over the remaining fiscal year. The Company granted restricted stock on October 1, 2008 in accordance with each non-employee director’s election mix, and 33% vested on October 1, 2008, January 1, 2009 and April 1, 2009, respectively. Additionally, the increased retainer payments began on October 1, 2008. Each director must make his election for the next fiscal year in writing by July 1, 2009.
Each director is also reimbursed for expenses incurred in attending meetings and for other expenses incurred on the Company’s behalf.
During the fiscal year ended December 31, 2008, there were no material modifications made, nor were there any performance or market conditions applicable, to any outstanding option agreements held by our non-employee directors.
     The following table sets forth information concerning compensation paid during the calendar year ended December 31, 2008 to our non-employee directors of the Company (“Outside Directors”).
Director Compensation Table

	Fees Earned or		Option	Total
Name	Paid in Cash	Stock Awards	Awards	Compensation
Sigmund Balaban (1)	$35,000	$34,998	$—	$69,998
Roy G. Cohee (2)	28,750	43,751	—	72,501
Richard Dole (3)	167,500	30,000	—	197,500
Brent Hathaway (4)	8,750	20,002	—	28,752

(1)	Mr. Balaban was granted 2,756 of stock awards during 2008. The aggregate number of stock awards that had been granted to Mr. Balaban as of December 31, 2008 was 6,423.

(2)	Mr. Cohee was granted 4,707 of stock awards during 2008. The aggregate number of stock awards that had been granted to Mr. Cohee as of December 31, 2008 was 16,374.

(3)	Mr. Dole was appointed as the Company’s Chief Executive Officer effective September 1, 2008. The above table reflects only compensation he received for services performed as a non-employee director. Mr. Dole was granted 1,642 of stock awards during 2008. Mr. Dole received an additional payment of $145,000 during 2008 for Board services he performed during the period in which the Company did not have a Chief Executive Officer. The Summary Compensation Table on page 14 includes both the compensation Mr. Dole received as a Company employee, and the compensation shown above.

(4)	Mr. Hathaway was appointed as an Outside Director effective September 1, 2008 to replace Mr. Hollis, who resigned from the Company’s Board on June 2, 2008. Mr. Hathaway was granted 4,458 shares during 2008.
During the year ended December 31, 2008, there were no material modifications made, nor were there any performance or market conditions applicable, to any outstanding option agreements held by our Outside Directors.
Certain Relationships and Related Transactions
Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.
The Company has not implemented a formal written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board of Directors annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during the 2008 fiscal year, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, has a direct or indirect material interest.
During the fiscal year ended December 31, 2008, there were no transactions with any related person (as defined by the SEC) requiring disclosure as defined by the SEC or The NASDAQ Stock Market listing standards.
Stock Option Plans
The 2002 Stock Option Plan
In December 2001, our Board of Directors approved our 2002 Stock Option Plan (the “2002 Plan”), which subsequently was approved by our stockholders. Pursuant to the 2002 Plan, we may grant options to purchase an aggregate of 300,000 shares of our common stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the 2002 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or non-qualified options. The 2002 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 2002 Plan. The option committee may be the entire Board or a committee of the Board. At December 31, 2008 options to purchase 279,957 shares of Common Stock were outstanding under the 2002 Plan and no additional options could be granted under the 2002 Plan.
2003 Stock Option and Compensation Plan
In November 2002, our Board of Directors approved our 2003 Stock Option and Compensation Plan (the “2003 Plan”), which was subsequently approved by our stockholders. Pursuant to the 2003 Plan, we may grant options to purchase an aggregate of 300,000 shares of our Common Stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the 2003 Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The 2003 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 2003 Plan, except that the option committee did not administer the 2003 Plan with respect to automatic grants of shares and options to Outside Directors. The option committee may be the entire Board or a committee of the Board. In the past, Outside Directors automatically received options to purchase 5,000 shares pursuant to the 2003 Plan at the time of their election as an Outside Director and thereafter on the first business day after each annual meeting of stockholders if still an Outside Director at that time. These Outside Director options are exercisable at the time of grant, and the exercise price for these options is equal to the fair market value of our common stock on the date of grant. Under the 2003 Plan, all options granted to Outside Directors expire three years after the date of grant. The 2003 Plan also provided that Outside Directors would receive 2,000 shares of common stock on each July 1st that they were an Outside Director. At December 31, 2008, options to purchase 218,058 shares of Common Stock were outstanding under the 2003 Plan and options to purchase an additional 18,099 shares could be granted under the 2003 Plan. As described above, the Board of Directors has since modified the form of compensation that the Outside Directors receive for their services.
2007 Stock Incentive Plan
In 2006, our Board of Directors and the stockholders of the Company approved the 2007 Stock Incentive Plan. The 2007 Plan authorizes the Board, or an Option Committee of the Board, to grant options, restricted stock, stock appreciation rights, or any combination thereof. The Board or the Option Committee will determine the recipients of these awards by considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters. The 2007 Plan provides that no more than 500,000 shares of our common stock may be issued for awards. If there is any change in the Company’s common stock by reason of any stock exchange, merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split-up, combination of shares or otherwise, then the Board or Option Committee will make adjustments to the aggregate number and kind of shares subject to the 2007 Plan, and the number and kind of shares and the price per share subject to the outstanding awards in order to preserve, as nearly as practical, but not to increase, the benefits to participants. If an award granted under the 2007 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the 2007 Plan. At December 31, 2008, stock awards and options to purchase 252,896 shares of Common Stock were outstanding under the 2007 Plan and stock awards and options to purchase an additional 247,104 shares could be granted under the 2007 Plan. Awards may be made to any employee, officer or director of the Company and its related companies, or any other person who provides services to the Company and its related companies.
The 2007 Plan will be administered by the Board or an Option Committee, which shall consist of the Board or a committee of the Board as the Board may from time to time designate. Currently the Board has designated the Compensation Committee of the Board to serve as the Option Committee to administer the 2007 Plan.
Equity Compensation Plan Information
The following table provides information as of December 31, 2008 with respect to shares of common stock that may be issued under our existing compensation plans. We have four equity compensation plans – the 2000 Stock Option Plan, the 2002 Stock Option Plan, the 2003 Stock Option and Compensation Plan, and the 2007 Stock Incentive Plan.

(c)
Number of securities
	(a)		remaining available
	Number of	(b)	for future issuance
	securities to be	Weighted-	under equity
	issued upon	average	compensation plans
	exercise of	exercise price	(excluding securities
	outstanding	of outstanding	reflected in column
Plan category	options	options	(a))
Equity Compensation plans approved by security holders	626,897	$15.68	265,203	(1)

(1)	Represents no shares available for issuance under the 2002 Stock Option Plan; 18,099 shares available for issuance under the 2003 Stock Option and Compensation Plan and 247,104 shares available for issuance under the 2007 Stock Incentive Plan.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Auditors
Currently, the Company has selected HEIN & Associates LLP (“HEIN”) as its independent registered public accounting firm for the fiscal year ended December 31, 2008. During the two most recent fiscal years and subsequent interim period prior to its selection as independent accountants, HEIN had not been consulted by the Company on any of the matters referenced in Regulation S-K Item 304(a)(2)(i) or (ii). A representative of HEIN is expected to be present at the Annual Meeting to respond to stockholders’ questions and to make a statement if the representative so desires.
Audit Fees
The aggregate fees billed for professional services rendered by HEIN for its audit of our annual financial statements (including the audit of our internal control over financial reporting in fiscal years 2008, 2007 and 2006) and its review of our financial statements included in Forms 10-Q in fiscal years 2008, 2007 and 2006 were $256,539, $246,000, and $202,000, respectively.
Audit-Related Fees
The aggregate fees billed for audit-related services by HEIN in years 2008, 2007 and 2006 were $5,500, $72,500, and $3,700, respectively. The fees incurred during 2008 related to the filing of our registration statement on Form S-8. The fees incurred during 2007 related to the filing of our secondary common stock offering and the issuance our 9.25% Series A Preferred Stock offering under our shelf registration statement on Form S-3. The fees incurred during 2006 related to the filing of our shelf registration on
Form S-3.
Tax Fees
The aggregate fees billed by our independent auditors in each of years 2008, 2007 and 2006 for professional services for tax compliance, tax advice or tax planning were $19,600, $27,956 and $24,000, respectively.
All Other Fees
There were no fees billed by our independent auditors in each of years 2008, 2007 and 2006 for professional services other than the services described above.
Audit Committee Pre-Approval
Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to deminimus exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved 100% of HEIN’s fees for audit services in year 2008, 2007 and 2006. Fees for audit-related services performed by HEIN in years 2008, 2007 and 2006 were not recognized by us at the time of the engagement to be non-audit services. Except as indicated above, there were no fees other than audit fees for years 2008, 2007 and 2006, and the auditors engaged performed all the services described above with their full time permanent employees.
PROPOSAL FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL #1 — ELECTION OF DIRECTORS
At the Annual Meeting, the stockholders will elect two members of the Board of Directors of the Company. The Board has nominated Mr. Roy Cohee for a three-year term and Mr. Brent Hathaway for a one year term as director. If elected, Mr. Cohee and Mr. Hathaway will hold office until his respective term expires and respective successors is elected and has qualified or upon his resignation from the Board.
Mr. Cohee has served as a Director of the Company since 2001. Mr. Cohee serves as Chairman of the Compensation Committee of our Board of Directors. He has served as President of C & Y Transportation Co. since 1986. C & Y Transportation Co. started business in Casper, Wyoming in 1966 and is a privately-held company focused on the transportation and storage of oil field equipment and supplies throughout the Western U.S. and Canada. Mr. Cohee has been with C & Y Transportation Co. since its inception in 1966. Mr. Cohee was elected to his first term in the Wyoming House of Representatives in 1998 and currently is in his sixth term and sits on the House Highways and Transportation Committee and the House Revenue Committee, while serving as Speaker of the House.
Mr. Hathaway began serving as a Director of the Company in September 2008. Mr. Hathaway serves as Chairman of the Audit Committee of our Board of Directors. He serves as Dean of the College of Business at the University of Wyoming, and has had various leadership responsibilities at the University since 2001. Mr. Hathaway was previously Vice President of Marketing and Sales, Aerospace Services (a $2.5 billion business unit of Honeywell International) and served as President and General Manager for Concord Inc., (a Case Corporation business unit). Prior to Case Corporation, he served as Branch Manager and Regional General Manager over field sales, service, and support operations for a technology company, as well as consulting to that industry for five years. Mr. Hathaway has a Bachelors degree from Utah State University, a Masters degree from Purdue University and a PhD from the University of Illinois.
The affirmative vote of a plurality of the shares of Common Stock voting at the Annual Meeting, assuming a quorum is present, is required to elect a director. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for the person named below as management’s nominee for a director of the Company. Both nominees are currently directors of the Company.
It is not anticipated that the nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board of Directors may recommend.
The following table sets forth the nominee’s age, his positions and offices with the Company, the expiration of his current existing term as a director, and the year in which he first became a director of the Company. For additional information concerning the nominee for director, including stock ownership and compensation, see the discussion above, “—Executive Compensation and Discussion”, and “—Security Ownership of Certain Beneficial Owners and Management.”.

			Expiration of Term	Initial Date as
Name	Age	Position with the Company	of Director	Director
Roy G. Cohee	59	Director (1)	2008 Annual Meeting	2001

Brent Hathaway	46	Director (2)	2008 Annual Meeting	2008

(1)	Member of the Audit Committee and Chairman of the Compensation Committee.

(2)	Chairman of the Audit Committee and member of the Compensation Committee.
Other Directors and Executive Officers
The following table sets forth the Company’s other directors and its current executive officers’. Individual background information concerning each of these directors and executive officers follows the table.

Name	Age	Position with the Company
Sigmund A. Balaban	67	Director

Richard Dole	63	Chairman of the Board, President and Chief Executive Officer

Kurtis S. Hooley	44	Chief Financial Officer

D. Steven Degenfelder	52	Senior Vice President, Exploration and New Ventures

Robert F. Reiner	61	Vice President, Operations

Aubrey Harper	58	Vice President, Midstream Assets

Carol A. Osborne	57	Corporate Secretary
Mr. Balaban has served as a Director of the Company since 2005. Mr. Balaban served as Senior Vice President / Corporate Secretary, of Fujitsu General America, Inc. of Fairfield, New Jersey, from 2000 until July of 2001 when he retired. Prior to that time, Mr. Balaban was Vice President, Credit of Teknika Electronics beginning in 1986 and served as Senior Vice President and General Manager of Teknika Electronics beginning in 1992. In October 1995, Teknika Electronics changed its name to Fujitsu General America, Inc. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer. Mr. Balaban was also a member of the Board of Directors of ARC Wireless Solutions, Inc. (OTCBB: ARCS) from December 1994 until November 2008. He served as chairman of its Audit Committee from July 2002 until November 2008.
Richard Dole has served as a Director of the Company since 2005 and Chairman of the Board since December 2007. He was appointed as Chief Executive Officer of the Company in September 2008. Mr. Dole joined Petrosearch Corporation as a Director in July 2004, and assumed the positions of Chairman, President and CEO of Petrosearch Energy Corporation (OTCBB: PTSG) upon completion of its reorganization and merger effective in December 2004. Mr. Dole previously served as Vice President and Chief Financial Officer for Burlington Resources International from 1998 to 2000. From 2000 through 2004, he was active in consulting and financial services. He was a co-founder of Benefits Access Solutions, LLC, a company formed to provide financial services and benefit options to employees and members of corporate organizations. He also was co-founder and managing partner of Innovation Growth Partners, LLC, a firm that provided management and consulting services to early stage companies. Mr. Dole’s extensive industry experience includes being National Partner-in-Charge of Business Process Solutions at KPMG. Prior to that he was with Coopers & Lybrand (now PricewaterhouseCoopers) where he served as Assurance and Business Advisory Partner for nearly 20 years and also served in numerous senior management roles, including National Chairman for the Energy and Natural Resources Industry practices for over 15 years and as the Vice Chairman for the U.S. Process Management business unit. Mr. Dole was also a member of the Board of Directors of Westport Resources Corporation (NYSE: WRC) from August 2003 until July 2004 when Westport was merged into Kerr McGee Corp, and served as a member of its audit committee and as a designated financial expert.
Kurtis S. Hooley has served as the Company’s Chief Financial Officer since December 2007. Prior to that time, Mr. Hooley served in differing capacities for the Company since 2004, including his latest position as the Director of Business Development and Financial Planning and previously as an external consultant for the implementation of internal controls. Prior to joining Double Eagle as the Director of Business Development and Financial Planning, Mr. Hooley served from 2003 to 2006 as the President of MKH Enterprises, a consulting firm primarily focused on the implementation of Sarbanes-Oxley internal control procedures and technical accounting pronouncements. From 2001 to 2003, Mr. Hooley was the Managing Director of Hain Celestial Canada, the parent company of Vancouver-based Yves Veggie Cuisine, a manufacturer and distributor of vegetarian alternative cuisine. From 1999 to 2001, Mr. Hooley served as the Director of Finance for Celestial Seasonings. Prior to 1999, Mr. Hooley served in a number of accounting capacities with Arthur Andersen LLP, most recently as an Experienced Audit Manager. Mr. Hooley is a Certified Public Accountant with a Bachelor of Science in Accounting from Regis University.
Mr. Degenfelder has been with the Company since February 1998 and currently serves as Senior Vice President, Exploration and New Ventures. Mr. Degenfelder began his career in the oil and gas business as a roustabout in the oil fields of southeast New Mexico. After graduating from college, he held various land management positions with Marathon Oil Company from 1979 to 1981, Paintbrush Petroleum Corporation from 1981 to 1985 and Tyrex Oil Company from 1985 to 1995, where he served as Vice President and Director. Mr. Degenfelder served as Deputy Director of the Wyoming Office of State Lands and Investments from 1995 to 1997. He is an elected member of the Natrona County School Board and serves as Chairman. He also serves on the Board of Directors of the Petroleum Association of Wyoming and the Natrona County Library Foundation. He is a member of the American Association of Professional Landmen and is a member and past President of the Wyoming Association of Professional Landmen. Mr. Degenfelder is a Certified Professional Landman and received his degree in Business Administration from Texas Tech University in 1979.

Robert F. Reiner has served as Vice President of Operations since January 2008. Mr. Reiner has served as the Senior Engineer for the Company since 2004. Prior to joining Double Eagle, Mr. Reiner served from 2001 to 2004 as the Directional Drilling Coordinator of Sperry-Sun Drilling Services. From 2000 to 2001, Mr. Reiner operated Reiner Engineering, a consulting engineering firm, and acted as an interim Drilling Superitendent and Engineer on a contract basis. From 1999 to 2000, Mr. Reiner served as the Manager of Operations for SST Energy Corporation. Mr. Reiner served as a Drilling Engineer for Pecten Producing Company, a wholly-owned subsidiary of Shell Oil Company, from 1997 to 1999. Mr. Reiner also served as a Drilling Superintendent from 1990-1997 for Wexpro Company. Prior to 1990, Mr. Reiner was employed by several oil and gas companies as an Operations Manager and Drilling Superintendent. Mr. Reiner is a Registered Professional Engineer in Colorado and Wyoming with a Bachelor of Science in Petroleum Engineering from Colorado School of Mines.
Aubrey Harper was appointed to the position of Vice President of Eastern Washaki Midstream, LLC, the Company’s wholly-owned subsidiary in April 2008. Mr. Harper has over 30 years experience in the installation, development, commercialization and operations of pipeline, gathering, transmission and distribution systems. From 2002 until joining Double Eagle, Mr. Harper worked for Willbros Midstream Services, a petroleum engineering and solutions company, serving in various capacities including General Manager.
Carol A. Osborne has served as the Secretary of the Company since January 1996 and previously served as the Assistant Secretary of the Company from December 1989 until January 1996. In addition, Ms. Osborne has served as the Company’s Office Manager since 1981.
Nominations
The Company does not currently have a nominating committee because it believes that currently, the nominating functions should be relegated to the full Board of Directors. Nominees for director will be selected or recommended by our independent directors, as defined by the applicable listing standards of The NASDAQ Stock Market. Our independent directors are Messrs. Balaban, Cohee and Hathaway. In selecting nominees for the Board of Directors, we seek a board with a variety of experiences and expertise, and we will consider business experience in the industry in which we operate, financial expertise, independence from transactions with us, experience with publicly traded companies, experience with relevant regulatory matters in which we are involved, and reputation for integrity and professionalism. The independent directors will consider in good faith director candidates who meet the minimum qualifications and who are recommended by stockholders.
Our bylaws contain a specific provision regarding nominations made by stockholders for the election of directors. To be considered for nomination by the Board of Directors at the next annual meeting of stockholders, the nominations must be made by stockholders of record entitled to vote. Stockholder nominations must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Secretary of the Company, at the Company’s principal business address, not fewer than 53 days nor more than 90 days prior to any meeting of the stockholders at which directors are to be elected. If fewer than 60 days’ notice of the meeting is given to stockholders, stockholders’ nominations for director must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Secretary of the Company at the Company’s principal business address not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each notice of nomination of directors by a stockholder must contain certain information about the proposed nominee, including name, age, business address and, if known, residence address of each nominee proposed in that notice, the principal occupation or employment for the five years preceding the date of the notice, the number of shares of the Company’s common stock beneficially owned by each nominee, and any arrangement, affiliation, association, agreement or other relationship of the nominee with any Company stockholder. The Board of Directors or a nominating committee of the Board of Directors, if one is formed in the future, will consider nominations for directors submitted by stockholders in accordance with the above procedure. The chairman of any meeting of our stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and that the defective nomination will be disregarded.

Required Vote; Board Recommendation
An affirmative vote of a plurality of Common Stock voting at the Annual Meeting in person or by proxy is necessary to elect each director.
The Board of Directors unanimously recommends a vote for the nominees, Mr. Roy Cohee and Mr. Brent Hathaway for election as a directors.
VOTING PROCEDURES
Votes at the Annual Meeting are counted by an inspector of election appointed by the Board or the chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval the items submitted to stockholders for their consideration unless a different number of votes is required by statute or our articles of incorporation or bylaws. Abstentions by those present at the Annual Meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a stockholder returns his or her proxy card and withholds authority to vote on any matter, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes.
STOCKHOLDER PROPOSALS
In order to be considered for inclusion in the proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of our 2009 fiscal year, proposals by individual stockholders must be received by us no later than January 4, 2010.
In addition, under Rule 14a-4(c)(1) of the Securities Exchange Act, the proxy solicited by the Board of Directors for the next annual meeting of stockholders following the end of our 2009 fiscal year will confer discretionary authority on any stockholder proposal presented at that meeting unless we are provided with notice of that proposal no later than April 5, 2010.
OTHER BUSINESS
Our management does not know of any matters to be presented at the Annual Meeting other than those set forth in this proxy statement. If any other business should come before the Annual Meeting, the persons named in the enclosed form of proxy will vote such proxy according to their judgment on such matters.
Dated: April 14, 2009
Carol A. Osborne
Corporate Secretary
* * * * *

APPENDIX A
DOUBLE EAGLE PETROLEUM CO.
COMPENSATION COMMITTEE CHARTER
As Revised, Approved and Restated by the Board of Directors on March 10, 2009
Purpose
This charter (the “Charter”) governs the operations of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Double Eagle Petroleum Co. (the “Company”). The Board has delegated to the Committee responsibility for overseeing certain aspects of executive and other employee compensation for the Company, including any subsidiaries thereof. The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities related to compensation philosophy, strategies, policies and programs of the Company and its subsidiaries, and to review and approve specific compensation actions and awards for executive officers and directors of the Company and for other employees as determined by the Board.
Membership
The Committee shall be comprised of no fewer than three members, all of whom shall be then serving as independent directors of the Board. All members and the Chair of the Committee shall meet the independence requirements of, and satisfy any other criteria imposed on members of the Committee pursuant to, the federal securities laws and the rules and regulations of the Securities and Exchange Commission, The NASDAQ Global Select Stock Market, Inc. (“NASDAQ”) or any other applicable exchange or market on which the Company’s securities are listed.
The Board shall designate one member of the Committee as its chairperson (the “Chairman”), with the chairpersonship to be changed as the Board determines. The members of the Committee shall be nominated by the Board. All Committee members shall be subject to removal at any time by a majority vote of the Board. In addition, the Committee shall be subject to the provisions of the Company’s Bylaws relating to committees of the Board.
Responsibilities
The Committee’s basic responsibility is to assure that the executive officers of the Company are compensated effectively in a manner consistent with the stated compensation philosophy of the Company, performance objectives, internal equity consideration, competitive practice and any other related matters. The Committee shall also communicate to shareholders the Company’s compensation policies and the reasoning behind such policies as required by the Securities and Exchange Commission. More specifically, the Committee will be responsible for the following:
1.	In consultation with executive management, periodically review and approve the Company’s general compensation philosophy and programs, which will be implemented by management. This responsibility shall include periodic monitoring of executive management’s action with respect to the Company’s compensation plans, to affirm that these plans and programs are being implemented in accordance to the Company’s general compensation philosophy and the best interests of the Company and its shareholders.

2.	Review and approve the form and amount of compensation to be paid or awarded to all executive officers of the Company, including the Chief Executive Officer (the “CEO”), and to such other officers and employees as delegated from time to time by the Board, and report compensation arrangements with respect to such officers to the Board. This may be done in consultation with the CEO, who may make recommendations to the Committee regarding the compensation of any other executive officer. In addition, the Committee may delegate its authority to one or more of its members or to executive officers of the Company with respect to compensation determinations for persons who are not corporate officers of the Company.

3.	Review the Company’s incentive compensation plans and stock-based plans with an objective that the Company’s incentive compensation plans and stock-based plans assist in achieving the Company’s objective of attracting and retaining individuals who are key to the success of the Company.

4.	Review and approve goals and objectives relevant to the CEO (and such other officers as deemed appropriate by the Board) in light of the Company’s current business environment and strategic objectives.

5.	Periodically review and evaluate the performance of the Company’s CEO and other designated officers in light of approved goals and objectives, based on objective criteria, which may include, but are not limited to, the Company’s performance and relative shareholder return, earnings per share growth, the value of incentive awards made to executive officers at comparable companies, the awards given to the Company’s executive officers in past years, and any other factors that the Committee, in its direction, may consider appropriate.

6.	Periodically review and determine whether the Company’s change of control, severance, retirement, deferred compensation programs, executive officer benefits and perquisites are competitive and appropriate.

7.	Assist the Board in developing and evaluating potential candidates for executive positions, and other designated officer positions, and oversee the development of executive succession plans.

8.	Evaluate the need for and the provisions of all employment contracts and all offers of employment that involve an executive officer or otherwise involve: (a) a base salary of more than $150,000 per year, or (b) offers with material non-standard benefits or provisions.

9.	Administer all incentive compensation plans, including, if appropriate, establishing annual performance goals for the executive officers and other participants determining achievement of performance goals and approving awards payable under the plans. This responsibility includes, but is not limited to, the ability of the Committee, pursuant to authority delegated by the Board (a shared power with the full Board) to (a) grant stock options, stock purchase rights, and other stock rights and awards to individuals eligible for such awards (including awards to individuals subject to Section 16 of the Securities Exchange Act of 1934), and (b) amend such stock options, stock purchase rights, and other stock rights and awards. The Committee shall also make recommendations to the Board with respect to amendments to any stock option or stock incentive plan and changes in the number of shares reserved for issuance thereunder.

10.	Issue an annual report on executive compensation for inclusion in the Company’s proxy statement or annual report on Form 10-K in accordance with applicable rules and regulations.

11.	Review and assess from time-to-time the adequacy of this Charter and the performance of the Committee and recommend to the Board for approval any proposed changes to the Charter or the Committee.

12.	Review from time-to-time and make recommendations to the Board with respect to all forms and amounts of compensation for members of the Board, including equity incentive plans or plan amendments requiring shareholder approval.

13.	Undertake all further actions and discharge all further responsibilities imposed upon the Committee from time-to-time by the Board, the federal securities laws or the rules and regulations of the SEC, NASDAQ or other applicable exchange or market on which the Company’s securities are listed.
Authority
In carrying out its responsibilities, the Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. The Committee may draw on the expertise of management, and when appropriate, may hire outside legal, accounting or other experts or advisors to assist the Committee with its work. In particular, the Committee shall have the authority to retain compensation consultants to be used to assist in the evaluation of director or management compensation and to approve the consultants’ fees and other retention terms. Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board and may be certified as such by the Secretary or other authorized officer of the Company.
Meetings and Reports
The Committee will meet as often as it determines appropriate to carry out its responsibilities. The Committee may meet either in person or by means of telephonic conference call pursuant to which all participants can hear and speak with each other. The Committee also may act by unanimous written consent in lieu of a meeting. Meetings may be called by the Chairman or by any two other members of the Committee. The Committee will maintain written minutes of its meetings. At each regularly scheduled meeting of the Board, the Chairman of the Committee shall provide the Board with a report of the Committee’s activities and proceedings, if any, since the last Board meeting, including any recommendations to the Board approved by the Committee.
The Committee may invite other directors, officers, consultants, outside counsel, or members of management, such as the CEO, to attend its meetings. The CEO, however, shall not be present when the Committee finalizes its deliberations and makes decisions regarding the compensation of the CEO.
* * * * *

PROXY	PROXY
DOUBLE EAGLE PETROLEUM CO.
For the Annual Meeting of Stockholders
Proxy Solicited on Behalf of the Board of Directors
          The undersigned hereby appoints Richard D. Dole and Kurtis S. Hooley, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Double Eagle Petroleum Co. (the “Company”) to be held on May 28, 2009, at 10:00 A.M. (Mountain Daylight Time) at the offices of Patton Boggs, LLP., 1801 California St., Suite 4900, Denver, Colorado 80202, or any adjournments thereof, on the following matters:
          [X] Please mark votes as in this example.
1.	ELECTION OF A DIRECTOR FOR A TERM AS DESCRIBED IN THE PROXY STATEMENT:

Nominees:

		Term to Expire	For	Against	Abstain
		at the Annual
Class	Director	Meeting in:

Class II	Roy G. Cohee	2012	[ ]	[ ]	[ ]

Class III	Brent Hathaway	2010	[ ]	[ ]	[ ]
2.	In their discretion, the proxies are, and each of them hereby is, authorized to vote upon an adjournment or postponement of the meeting.

[ ] YES [ ] NO [ ] ABSTAIN
3.	In their discretion, the proxies are, and each of them hereby is, authorized to vote upon such other business as may properly come before the meeting.

[ ] YES [ ] NO [ ] ABSTAIN
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [  ]
          Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Item 1.
          This proxy is solicited on behalf of the Board of Directors of Double Eagle Petroleum Co.

Dated:

Signature:

Signature:

Signature if held jointly

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)